                                                           Exhibit 99 (f)

                           System Energy Resources, Inc.
              Computation of Ratios of Earnings to Fixed Charges and
                        Ratios of Earnings to Fixed Charges

                                                                     Twelve Months Ended
                                                                         December 31,                   March 31,
                                                        1990      1991      1992      1993      1994      1995
Fixed charges, as defined:
  Interest on long-term debt                           $230,644  $218,538  $196,618  $184,818  $162,517  $157,249
  Interest on notes payable                                   0         0         0         0        88       111
  Amortization of expense and premium on debt-net        10,532     7,495     6,417     4,520     6,731     6,571
  Interest applicable to rentals                         13,830    10,007     6,265     6,790     7,546     7,000
  Other interest charges                                  1,460     3,617     1,506     1,600     7,168     9,466
                                                       ----------------------------------------------------------

Total fixed charges, as defined                        $256,466  $239,657  $210,806  $197,728  $184,050  $180,397
                                                       ==========================================================

Earnings as defined:
  Net Income                                           $168,677  $104,622  $130,141   $93,927    $5,407    $6,422
  Add:
    Provision for income taxes:
      Federal and State                                   4,620   (26,848)   35,082    48,314    67,477    75,581
      Deferred Federal and State - net                   52,962    37,168    23,648    60,690   (27,374)    5,833
    Investment tax credit adjustment - net               56,320    63,256    30,123   (30,452)   (3,265)   (3,265)
    Fixed charges as above                              256,466   239,657   210,806   197,728   184,050   180,397
                                                       ----------------------------------------------------------

Total earnings, as defined                             $539,045  $417,855  $429,800  $370,207  $226,295  $264,968
                                                       ==========================================================

Ratio of earnings to fixed charges, as defined             2.10      1.74      2.04      1.87      1.23      1.47
                                                       ==========================================================

